EXHIBIT 99.1

Hooker Furniture Reports Preliminary Results for First Quarter During February-April COVID Crisis

MARTINSVILLE, Va., June 12, 2020 (GLOBE NEWSWIRE) -- Hooker Furniture Corporation (NASDAQ-GS: HOFT) today reported its preliminary financial results for its fiscal 2021 first quarter.

“COVID-19 had a material impact on our financial performance in the fiscal 2021 first quarter and on the market valuations, discount rates and other inputs used in our intangibles valuation analysis,” said Paul B. Toms, Jr. Chairman and CEO. “Consequently and despite having completed a similar intangible asset valuation during our fiscal 2020 fourth quarter, we determined that another intangible asset valuation was appropriate given our performance and changing market dynamics.  Given the effort and complexity involved in this project, we need additional time to complete this analysis,” he concluded.

The Company’s preliminary unaudited financial results do not include any impairment charges on its intangibles assets as of the end of its fiscal 2021 first quarter. Due to the complexity of the impairment analysis resulting from economic uncertainty of COVID-19, the Company is still in the process of finalizing its impairment assessment, including the design and operation of internal controls, so actual results may differ materially from the preliminary unaudited results provided herein. The Company expects to complete the impairment analysis and finalize the amount of the impairment charges, if any, in connection with the filing of the Company’s Form 10-Q for the fiscal quarter ended May 3, 2020, which is currently expected to be filed on or before the extended due date of July 27, 2020. The Company is relying on Release No. 34-88465 (the “Order”) issued by the Securities and Exchange Commission (the “SEC”) on March 25, 2020, pursuant to Section 36 of the Securities Exchange Act of 1934, as amended (the “Exchange Act), which provides conditional relief to public companies unable to timely comply with their filing obligations as a result of the COVID-19 pandemic.

Impairment charges, if any, will not affect the Company’s cash position, but would adversely impact operating loss, net loss, loss per share on the Company’s condensed consolidated statement of operations, total comprehensive loss on the statement of comprehensive loss, and deferred income taxes, intangible assets and retained earnings on the condensed consolidated statement of financial position. The Company does not plan to update this press release when its impairment analysis is completed, but instead intends to reflect final results in its quarterly report on Form 10-Q expected to be filed with the SEC on or before the extended due date of July 27, 2020.

Preliminary Results

The unaudited preliminary financial results for the fiscal 2021 first quarter represent the most current information available to the Company and are based on calculations or figures prepared internally and they have not been reviewed or audited by the Company's independent registered public accounting firm. The Company’s actual results may differ materially from these preliminary financial results due to the completion of its financial closing procedures, including its intangible asset valuation, final adjustments, and other developments that may arise between the date of this announcement and when results for the fiscal 2021 first quarter are finalized and reported in its Form 10-Q.

The Company reported consolidated net sales of $104.6 million and a preliminary net loss of $1.1 million, or $0.09 per share, for its fiscal 2021 first quarter that began February 3 and ended May 3, 2020.

Net sales decreased 22.8%, or $30.9 million, compared to $135.5 million in last year’s first quarter. Preliminary net earnings decreased $3.1 million, compared to net income of $2.0 million, or $0.17 per share a year ago.

Gross profit decreased $6.9 million from $25.5 million, or 18.8% of net sales in the prior year first quarter to $18.7 million, or 17.8% of net sales in the most recent first quarter.

The double-digit sales decline and the Company’s first quarterly operating and net income losses in over a decade were driven by the COVID-19 pandemic, economic shutdown and stay-at-home orders throughout the U.S. from mid-March to early May. Also contributing to the quarterly loss and operating margin reduction was the temporary shutdown of production at five of Hooker’s six domestic upholstery plants in Virginia and North Carolina, which resulted in unabsorbed fixed costs and operating inefficiencies.

For the quarter, preliminary operating margins decreased to a loss of $1.1 million or -1.1% of net sales, compared to an operating income of $2.9 million or 2.1% of net sales in the prior year first quarter, due to lower net sales, and unabsorbed costs and operating expenses in the Home Meridian segment and Domestic Upholstery segment.

“The COVID-19 crisis drove the most significant downturn in our business in over 50 years,” said Paul B. Toms Jr., chairman and chief executive officer. “However, the disruption has not been as severe as we initially projected. We are proud of how our team responded and weathered the storm during this unparalleled time of challenge. Based on the uptick in orders and retail sales we’ve seen in recent weeks as stores and the economy reopen, we are cautiously optimistic that the worst is behind us and that business will steadily improve through the summer and fall.”

After beginning the current fiscal year on an upturn with a 8.3% year-over-year increase in consolidated incoming orders in February, orders plummeted over 70% year-over-year in March and approximately 65% in April, Toms said. He added that cancellations of stock orders by large customers and deferred orders from retailers who closed their stores during the shutdown partially drove the steep declines. Orders declined significantly during the first few weeks of May but then recovered resulting in about a 7% overall reduction for the full month compared to the prior year.  June orders have continued this positive trend. “What we’ve seen recently is that orders are actually at a higher rate than a year ago,” Toms said. “Retailers in some regions of the country have positive reports about their business the last few weeks, including strong Memorial Day holiday weekend sales. We believe there are several positive factors in play such as pent-up demand, more focus on home environments and less competition for discretionary consumer spending from travel, eating out and other activities.”

In addition, Hooker’s domestic upholstery manufacturing facilities for Bradington-Young, Sam Moore and Shenandoah began ramping up production in early May and “are currently operating at approximately three-fourths capacity on a consolidated basis, which is a significant increase over the fiscal 2021 first quarter, which will improve efficiencies and cost absorption,” Toms said.

Reflecting on the Company’s response to the international health and economic crisis, Toms believes that “The Company performed extremely well in a very difficult environment. First and foremost, we are grateful that none of our 1,000 employees, at any location, have tested positive for the virus to date. That’s quite an accomplishment, and a testament to the diligence with which Human Resources implemented best-practice safety protocols at all locations. Our employees also followed best practices at home and work, and adapted to working remotely while staying productive, positive and engaged. We believe we responded with appropriate mitigation measures to reduce operating expenses and preserve cash with difficult but necessary decisions such as furloughing approximately 600 manufacturing, warehouse and administrative employees; closing five of six upholstery manufacturing facilities for the month of April, temporarily reducing officer and manager salaries and Board of Directors’ fees and delaying all non-critical capital spending. Unfortunately, we had to reduce our workforce by 35 employees but were able to keep 97% of our U.S. employees on board.”

The Company’s ongoing strategy to sell through multiple distribution channels “proved itself during the crisis,” Toms said. While most traditional furniture retailers were closed for two months, “Other channels such as e-commerce, hospitality and clubs flourished and provided a source of revenues.”

Segment Reporting: Hooker Branded

Net sales for the Hooker Branded segment decreased $12.4 million, or 31.4% in the fiscal 2021 first quarter, driven by COVID-19 related reduced demand. Because the majority of traditional furniture stores and small or regional chains closed during the economic shutdown and comprise the most significant share of the segment’s distribution base, incoming order rates dropped dramatically during the quarter. Despite the sales decline, the segment’s low-fixed-cost and high-variable-cost model enabled it to maintain a 29.5% gross margin and a 4.9% operating income margin during the quarter.

During the quarter, the Spring High Point Furniture Market originally scheduled for late April was cancelled, and High Point showrooms were closed. Despite that, Hooker Casegoods has been able to sell new collections, originally set for spring introductions, through a “virtual showroom” presentation on a password-protected area of the Company’s website. “Before the showroom closed, we prioritized upscale, environmental and detailed photography of four new collections that are already in production,” said Jeremy Hoff, president of Hooker Legacy Brands. “We have done very well selling through the first cuttings via this online presentation to our retail customers, which is very encouraging. Our next step is to produce a 360-degree-style video tour of the collections in our showroom this month.”

Segment Reporting: Home Meridian

Net sales of $57.7 million in the Home Meridian (HMI) segment decreased $10.0 million, or 14.7% in the fiscal 2021 first quarter versus the prior year quarter. Despite a sales decline, HMI’s gross profit improved in absolute terms and as a percentage of net sales, as the issues negatively impacting the segment in the prior year, including excess tariff and quality-related chargebacks, are mostly resolved. Although Home Meridian reported a preliminary operating loss of $2.4 million, it improved from a $5.0 million operating loss from prior year first quarter.

“While the global economic slowdown from COVID-19 significantly reduced Q1 orders, sales and profits, the HMI bottom-line improvement over prior-year results is attributable to the segment’s fundamental turnaround strategy,” said Doug Townsend, co-president of HMI. “Some of the indicators of improvement include: First quarter product and quality allowances were 21% below the prior year; contribution margin, as a percent of net sales, improved 350 basis points over last year, and fixed expenses were $1.5 million below last year. These are all areas of concentrated management focus, among many others,” Townsend said.

“While the economic impact of the coronavirus will continue to impact us in the next quarter and likely the balance of the year, we are encouraged that April and May results were much better than we forecasted at the beginning of the crisis. Specifically, our e-commerce business has significantly outperformed all expectations, and accounted for 35% of our total sales in the quarter. Additionally, business with several of our Mega and Mass accounts has held up much better than originally projected. We’re cautiously optimistic that the worst of the retail slowdown is behind us, and we’re starting to see stronger demand for shipments as we move into the summer.”

Segment Reporting: Domestic Upholstery

Net sales decreased $8.5 million or 33.7% in the fiscal first quarter in the Domestic Upholstery Segment as incoming orders fell 40%. During the month of April, manufacturing plants at Bradington-Young and Shenandoah, were temporarily closed for most of April, while Sam Moore operated at about 50% capacity. Employees returned to the factories and production re-started the week of May 4, and currently the segment is operating at approximately three-fourths capacity. Sales declines and operating inefficiencies from the temporary shutdown resulted in significantly decreased gross margins and an operating loss and we expect some negative impacts to gross margins and operating income as we ramp production up to meet increasing demand during the fiscal 2021 second quarter.

Segment Reporting: All Other

All Other net sales stayed essentially flat and reported an operating income of $386,000 due to continued solid performance at H Contract, which achieved a 16% increase in incoming orders and 68% higher backlog compared to the prior year first quarter.

Cash, Debt and Inventory

Despite disappointing operating results, the Company generated $18.9 million in cash from operations, received $673,000 life insurance proceeds, and finished the quarter with $51.2 million in cash and cash equivalents, an increase of $15.2 million compared to the balance at fiscal 2020 year-end. The Company also paid $2.2 million in principal and interest on its term loans and $1.9 million in cash dividends to the shareholders. To address the financial impact of the COVID-19 pandemic, the Company implemented measures to reduce operating expenses and preserve cash. Additionally, the Company had access to $25.6 million in cash surrender value of Company-owned life insurance policies. “Along with an aggregate $25.7 million available under our existing revolver to fund working capital, we are confident in our financial condition, and believe we have financial resources to weather the continued expected short-to-mid-term impacts of COVID-19,” said Paul Huckfeldt, CFO. The Company has $28.2 million in acquisition-related debt. Consolidated inventories stood at $82.1 million, compared to $92.8 million at the end of last year’s fourth quarter on February 2, 2020.

Outlook

“While we have limited visibility of how the economic and health crisis may fluctuate in the coming months, and still face headwinds of significant levels of unemployment, our business is improving, and we are in a better position than we expected just two months ago to be at this time,” said Toms. “We believe the Company remains in exceptional financial condition with a strong balance sheet.  We are grateful for the adaptability and resilience of our employees, and look forward to bringing our administrative and management team members back into the offices when the states say we can, and when we feel it is safe based on the status of  COVID-19 in the communities around our corporate locations. We expect the second quarter to be significantly better than the first.  Barring a second wave of infections, we expect business each quarter to improve as we go through the year. We’re confident we will emerge from this crisis a stronger company.”

Dividends

On June 2, 2020, the Company’s board of directors declared a quarterly cash dividend of $0.16 per share, payable on June 30, 2020, to shareholders of record at June 16, 2020.

Conference Call Details

Hooker Furniture will present its fiscal 2021 first quarter financial results via teleconference and live internet web cast on Friday morning, June 12, 2020 at 9:00 AM Eastern Time. Due to increased conference call volume noted by service providers, the Company encourages call participants to dial in at least fifteen minutes prior to the start of the call. The dial-in number for domestic callers is 877.665.2466 and the number for international callers is 678.894.3031. The conference ID number is 1548679. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Hooker Furniture Corporation, in its 97th year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture and fabric-upholstered furniture for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture. It is ranked among the nation’s largest publicly traded furniture sources, based on 2019 shipments to U.S. retailers, according to a 2020 survey by a leading trade publication. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand. Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furniture divisions or brands. Home Meridian’s brands include Accentrics Home, home furnishings centered around an eclectic mix of unique pieces and materials that offer a fresh take on home fashion, Pulaski Furniture, casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Samuel Lawrence Furniture, value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources, value-conscious imported leather upholstered furniture, Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings and HMidea, a 2019 start-up that provides better-quality, ready-to-assemble furniture to mass marketers and e-commerce customers. Hooker Furniture Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia and North Carolina, with showrooms in High Point, N.C. and Ho Chi Minh City, Vietnam. The company operates eight distribution centers in North Carolina, Virginia, California and Vietnam. Please visit our websites hookerfurniture.com, bradington-young.com, sammoore.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com, accentricshome.com and slh-co.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: (1) The effect and consequences of the coronavirus (COVID-19) pandemic or future pandemics on a wide range of matters including U.S. and local economies; our business operations and continuity; the health and productivity of our employees; the impact on our supply chain, the retail environment and our customer base; the possible impairment of our intangible assets as a result of adverse economic or other market conditions; (2) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (3) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products by foreign governments or the U.S. government, such as the current U.S. administration imposing a 25% tariff on certain goods imported into the United States from China, including almost all furniture and furniture components manufactured in China, with the potential for additional or increased tariffs in the future; (4) sourcing transitions away from China, including the lack of adequate manufacturing capacity and skilled labor and longer lead times, due to competition and increased demand for resources in those countries; (5) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods, ocean freight costs and warehousing costs and the risk that a disruption in our offshore suppliers could adversely affect our ability to timely fill customer orders; (6) changes in U.S. and foreign government regulations and in the political, social and economic climates of the countries from which we source our products; (7) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products from Vietnam and China, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (8) difficulties in forecasting demand for our imported products; (9) risks associated with product defects, including higher than expected costs associated with product quality and safety, and regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products, including product liability claims and costs to recall defective products; (10) disruptions and damage (including due to weather) affecting our Virginia, North Carolina or California warehouses, our Virginia or North Carolina administrative facilities or our representative offices or warehouses in Vietnam and China; (11) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs, availability of skilled labor, and environmental compliance and remediation costs; (12) the risks specifically related to the concentrations of a material part of our sales and accounts receivable in only a few customers; (13) our inability to collect amounts owed to us or significant delays in collecting such amounts; (14) the interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet or other related issues including unauthorized disclosures of confidential information or inadequate levels of cyber-insurance or risks not covered by cyber insurance; (15) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, restructurings, strategic alliances and international operations; (16) higher than expected employee medical and workers’ compensation costs that may increase the cost of our high-deductible healthcare and workers compensation plans; (17) product liability claims; (18) risks related to our other defined benefit plans; (19) the possible impairment of our long-lived assets, which can result in reduced earnings and net worth; (20) capital requirements and costs, including the servicing of our floating-rate term loans; (21) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (22) the cost and difficulty of marketing and selling our products in foreign markets; (23) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (24) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (25) price competition in the furniture industry; (26) competition from non-traditional outlets, such as internet and catalog retailers; (27) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to, among other things, fluctuating consumer confidence, amounts of discretionary income available for furniture purchases and the availability of consumer credit; and (28) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2020. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)
	Thirteen Weeks Ended
	May 3,	May 5,
	2020 *	2019

Net sales	$104,597	$135,518

Cost of sales	85,944	110,001

Gross profit	18,653	25,517

Selling and administrative expenses	19,177	22,016
Intangible asset amortization	596	596

Operating (loss)/income	(1,120)	2,905

Other expense, net	(42)	(62)
Interest expense, net	197	341

(Loss)/income before income taxes	(1,359)	2,502

Income tax (benefit)/expense	(282)	515

Net (loss)/income	$(1,077)	$1,987

(Loss)/earnings per share:
Basic	$(0.09)	$0.17
Diluted	$(0.09)	$0.17

Weighted average shares outstanding:
Basic	11,798	11,769
Diluted	11,798	11,805

Cash dividends declared per share	$0.16	$0.15

*PRELIMINARY; SUBJECT TO SUBSTANTIAL REVISION BASED ON IMPAIRMENT TESTING
AND FINAL CLOSING PROCEDURES

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS)/INCOME
(In thousands)
(Unaudited)
	Thirteen Weeks Ended
	May 3,	May 5,
	2020 *	2019

Net (Loss)/Income	$(1,077)	$1,987
Other comprehensive income (loss):
Amortization of actuarial (loss) gain	84	37
Income tax effect on amortization	(20)	(9)
Adjustments to net periodic benefit cost	64	28

Total Comprehensive (Loss)/ Income	$(1,013)	$2,015

*PRELIMINARY; SUBJECT TO SUBSTANTIAL REVISION BASED ON IMPAIRMENT TESTING
AND FINAL CLOSING PROCEDURES

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

As of	May 3,	February 2,
	2020 *	2020
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$51,240	$36,031
Trade accounts receivable, net	63,852	87,653
Inventories	82,050	92,813
Income tax recoverable	1,615	751
Prepaid expenses and other current assets	5,545	4,719
Total current assets	204,302	221,967
Property, plant and equipment, net	29,256	29,907
Cash surrender value of life insurance policies	25,603	24,888
Deferred taxes	2,320	2,880
Operating leases right-of-use assets	37,786	39,512
Intangible assets, net	32,775	33,371
Goodwill	40,058	40,058
Other assets	1,113	1,125
Total non-current assets	168,911	171,741
Total assets	$373,213	$393,708

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of term loans	$28,170	$5,834
Trade accounts payable	13,396	25,493
Accrued salaries, wages and benefits	3,271	4,933
Customer deposits	4,024	3,351
Current portion of lease liabilities	6,162	6,307
Other accrued expenses	2,480	4,211
Total current liabilities	57,503	50,129
Long term debt	-	24,282
Deferred compensation	11,310	11,382
Lease liabilities	32,581	33,794
Total long-term liabilities	43,891	69,458
Total liabilities	101,394	119,587

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized,
11,871 and 11,838 shares issued and outstanding on each date	52,187	51,582
Retained earnings	220,281	223,252
Accumulated other comprehensive loss	(649)	(713)
Total shareholders’ equity	271,819	274,121
Total liabilities and shareholders’ equity	$373,213	$393,708

*PRELIMINARY; SUBJECT TO SUBSTANTIAL REVISION BASED ON
IMPAIRMENT TESTING AND FINAL CLOSING PROCEDURES

Table IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	Thirteen Weeks Ended
	May 3,	May 5,
	2020 *	2019
Operating Activities:
Net (loss)/income	$(1,077)	$1,987
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	1,685	1,716
Gain on disposal of assets	-	(274)
Deferred income tax expense	540	2,344
Non-cash restricted stock and performance awards	605	463
(Benefit from)/provision for doubtful accounts and sales allowances	(328)	862
Gain on life insurance policies	(571)	(555)
Changes in assets and liabilities
Trade accounts receivable	24,129	33,451
Inventories	10,763	(5,561)
Income tax recoverable	(864)	-
Prepaid expenses and other current assets	(1,468)	(3,186)
Trade accounts payable	(12,149)	(8,165)
Accrued salaries, wages and benefits	(1,661)	(3,266)
Accrued income taxes	-	(1,867)
Customer deposits	673	3,117
Operating lease liabilities	367	(167)
Other accrued expenses	(1,731)	(664)
Deferred compensation	12	51
Net cash provided by operating activities	18,925	20,286

Investing Activities:
Purchases of property, plant and equipment	(381)	(1,527)
Proceeds received on notes receivable	-	1,449
Proceeds received on life insurance policies	673	-
Premiums paid on life insurance policies	(162)	(157)
Net cash provided by/(used in) investing activities	130	(235)

Financing Activities:
Payments for long-term debt	(1,952)	(1,464)
Cash dividends paid	(1,894)	(1,768)
Cash used in financing activities	(3,846)	(3,232)

Net increase in cash and cash equivalents	15,209	16,819
Cash and cash equivalents at the beginning of year	36,031	11,435
Cash and cash equivalents at the end of year	$51,240	$28,254

Supplemental schedule of cash flow information:
Interest paid, net	$240	$329
Income taxes paid, net	43	38

Supplemental schedule of noncash investing activities:
Increase in property and equipment through accrued purchases	$51	$743
Decrease in lease liabilities arising from obtaining right-of-use assets	(3)	-

*PRELIMINARY; SUBJECT TO SUBSTANTIAL REVISION BASED ON
IMPAIRMENT TESTING AND FINAL CLOSING PROCEDURES

Table V
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
NET SALES AND OPERATING (LOSS) INCOME BY SEGMENT
(In thousands)
Unaudited

	Thirteen Weeks Ended
	May 3,		May 5,
	2020 *		2019
		% Net		% Net
Net Sales		Sales		Sales
Hooker Branded	$27,162	26.0%	$39,600	29.2%
Home Meridian	57,665	55.1%	67,630	49.9%
Domestic Upholstery	16,783	16.0%	25,324	18.7%
All Other	2,987	2.9%	2,964	2.2%
Consolidated	$104,597	100.0%	$135,518	100%

Operating (loss)/income
Hooker Branded	$1,333	4.9%	$5,177	13.1%
Home Meridian	(2,411)	-4.2%	(4,993)	-7.4%
Domestic Upholstery	(429)	-2.6%	2,292	9.1%
All Other	387	13.0%	429	14.5%
Consolidated	$(1,120)	-1.1%	$2,905	2.1%

*PRELIMINARY; SUBJECT TO SUBSTANTIAL REVISION BASED ON IMPAIRMENT TESTING AND FINAL CLOSING PROCEDURES

Prior-Year amounts have been restated to reflect a change in the Company’s reportable segments.

For more information, contact:
Paul B. Toms Jr.
Chairman and Chief Executive Officer
Phone: (276) 632-2133, or

Paul A. Huckfeldt, Senior Vice President, Finance & Accounting & Chief Financial Officer
Phone: (276) 666-3949